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                              September 30, 1999






Arcadia Financial Ltd.
7825 Washington Avenue South
Minneapolis, Minnesota  55439-2435


Ladies and Gentlemen:


          We have acted as counsel to Arcadia Financial Ltd., a Minnesota corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-3 (the "Registration Statement") relating to the sale by the Company from time to time after the date hereof of (i) its unsecured debt securities, which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"); (ii) shares of its preferred stock, $.01 par value per share (the "Preferred Stock"), in one or more series; (iii) depositary shares (the "Depositary Shares") evidenced by depositary receipts; (iv) shares of its common stock, par value $.01 per share (the "Common Stock"); and (v) warrants to purchase Debt Securities (the "Debt Securities Warrants"), Preferred Stock (the "Preferred Stock Warrants") or shares of Common Stock (the "Common Stock Warrants" and, together with the Debt Securities Warrants and Preferred Stock Warrants, the "Securities Warrants"), for an aggregate initial public offering price of up to $225,000,000 (or the equivalent in foreign currencies, currency units or composite currencies (each, a "Currency")).
The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Securities Warrants are herein collectively referred to as the "Securities."


          We have examined the following documents:

          (a) The Articles of Incorporation of the Company, as amended, certified by the Secretary of State of the State of Minnesota;

          (b)  The Restated Bylaws of the Company, certified by its Secretary;


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          (c)  Resolutions of the Board of Directors of the Company effective as of July 13, 1999 and September 22, 1999 (the "Financing Resolutions");


          (d) The Indenture relating to Senior Debt Securities, dated as of March 12, 1997, between the Company and Norwest Bank Minnesota, National Association, as Trustee, filed as Exhibit 4.4 to the Registration Statement (the "Senior Indenture");


          (e) That First Supplemental Indenture dated as of March 12, 1997, to the Senior Indenture;



          (f) That Second Supplemental Indenture dated as of October 8, 1997, to the Senior Indenture;



          (g) The form of Indenture relating to Subordinated Debt Securities, between the Company and a trustee to be named in the Prospectus Supplement, filed as Exhibit 4.5 to the Registration Statement (the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures");



          (h) The form of Common Stock Warrant Agreement filed as Exhibit 4.6 to the Registration Statement;



          (i)  The form of Preferred Stock Warrant Agreement filed as Exhibit
               4.7 to the Registration Statement;



          (j)  The form of Debt Securities Warrant Agreement filed as Exhibit
               4.8 to the Registration Statement; and



          (k) The form of Deposit Agreement filed as Exhibit 4.9 to the Registration Statement.


We also have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them by the Indentures.


          In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that any Securities will be issued and sold with such terms and in such manner as is described in the Registration Statement (as amended from time to time), the Prospectus included therein (as amended from time to time) and any related Prospectus Supplement.


          Based on the foregoing, we are of the opinion that:


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          1.   When Debt Securities of any series have been (a) duly
established in accordance with the requirements of the applicable Indenture, as the same has been amended and supplemented through such date, (b) duly executed and delivered on behalf of the Company in the form established by the applicable Indenture, as the same has been amended and supplemented through such date, (c) duly authenticated by the trustee under the applicable Indenture, as the same has been amended and supplemented through such date, and (d) delivered to the purchaser against payment therefor, then such Debt Securities will constitute binding obligations of the Company.



          2. When a Warrant Agreement has been duly authorized, executed and delivered by the Company and a Warrant Agent and Securities Warrants of any series have been (a) duly authorized, executed and delivered on behalf of the Company as required by the applicable Warrant Agreement, (b) duly authenticated by the Warrant Agent under the applicable Warrant Agreement and
(c) delivered to the purchaser or purchasers against payment therefor, then such Securities Warrants will constitute binding obligations of the Company.



          3. When (a) a Deposit Agreement has been duly authorized, executed and delivered by the Company and a depositary, (b) duly authorized, fully paid and nonassessable shares of Preferred Stock of the applicable series have been deposited in accordance with the terms of such Deposit Agreement and (c) Depositary Shares of the applicable series have been (i) duly authorized, executed and delivered by the Company, (ii) duly authenticated by the Depositary under the applicable Deposit Agreement and
(iii) delivered to the purchaser or purchasers against payment therefor, then such Depositary Shares will constitute binding obligations of the Company.

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          4.   When (a) shares of Preferred Stock of any series have been duly authorized for issuance by the Board of Directors of the Company in accordance with the terms of the Articles of Incorporation and applicable law (including the filing of a Certificate of Designation with the Secretary of State of the State of Minnesota), (b) certificates representing the shares of Preferred Stock have been duly executed and delivered on behalf of the Company and countersigned by the Company's transfer agent for such series of Preferred Stock, if certificates representing such shares are to be issued, and (c) the purchaser or purchasers have made payment therefor, then such shares of Preferred Stock (including any Preferred Stock (i) issued upon the exercise of any Securities Warrants exercisable for Preferred Stock, (ii) issued upon the exchange or conversion of Debt Securities that are exchangeable or convertible into Preferred Stock or (iii) deposited under a Deposit Agreement) will be validly issued, fully paid and nonassessable.



          5. When (a) shares of Common Stock have been duly authorized for issuance by the Board of Directors of the Company in accordance with the terms of the Articles of Incorporation and applicable law, (b) certificates representing the shares of Common Stock have been duly executed and delivered on behalf of the Company and countersigned by the Company's transfer agent for its Common Stock, if certificates representing such shares are to be issued, and (c) the purchaser or purchasers have made payment therefor, then such shares of Common Stock (including any Common Stock (i) issued upon the exercise of any Securities Warrants exercisable for Common Stock, (ii) issued upon the exchange or conversion of Debt Securities that are exchangeable or convertible into Common Stock or (iii) deposited under a Deposit Agreement) will be validly issued, fully paid and nonassessable.


          The opinions set forth above are subject to the following qualifications and exceptions:

          (a) Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.


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          (b)  Our opinions are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).


          (c) We have assumed that, at the time any Securities are delivered to purchasers against payment therefor, the terms of such Securities will only be such as are then permitted under applicable law.


          (d) As of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a federal or State court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion into United States dollars of the Currency in which a particular Debt Security is denominated will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Debt Security would be required to render such judgment in the Currency in which such Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

          (e) Minnesota Statutes Section 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to file, all Notice of Business Activities Reports.


          Our opinions expressed above are limited to the laws of the States of Minnesota and New York.


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          We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the prospectus constituting part of the Registration Statement.




                                        Very truly yours,


                                        /s/ Dorsey & Whitney LLP




WBP/SMD








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